SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: January 27, 2006

AVATECH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31265	84-1035353
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

10715 Red Run Boulevard, Suite 101, Owings Mills, Maryland 21117

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (410) 581-8080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

(a) On January 27, 2006, Avatech Solutions, Inc. (“Registrant”) and Avatech Solutions Subsidiary, Inc., a controlled subsidiary of the Registrant, (“Subsidiary”), entered into a $5 million revolving line of credit agreement with Mercantile – Safe Deposit and Trust Company (the “Lender”). The new credit facility replaces an existing $3 million line of credit with K Bank and allows for borrowings up to $5 million limited to 80% of the Company’s aggregate outstanding eligible accounts receivable, bears interest at the prime rate plus 2.0% and is secured by all of the assets of the Registrant and Subsidiary. Technical Learningware Company, Inc., a controlled subsidiary of the Registrant, Inc. guaranteed the new credit facility and Mr. W. James Hindman, the chairman of the board of directors of the Registrant provided a personal guaranty of $700,000. The new credit facility will expire on December 31, 2006.

Item 1.02 Termination of a Material Definitive Agreement

On January 27, 2006, Avatech Solutions, Inc. prepaid an outstanding loan obligation due to a previous supplier. The balance of the loan was scheduled to mature on July 1, 2007, but the Company agreed to prepay the loan at a discount of approximately $233,000. As the date of the repayment, the balance of the loan was $1,182,906 and the note was repaid in full through a payment of $950,000 plus accrued interest at 6%,

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVATECH SOLUTIONS, INC.
(Registrant)

Date: January 31, 2006	By:	/s/ Lawrence Rychlak
Lawrence Rychlak
Vice President and Chief Financial Officer